Exhibit 99.2

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS EXCEPT PER SHARE) (UNAUDITED)

	2004					2005
	Q1	Q2	Q3	Q4	Total	Q1	Q2

Net Sales	$673.8	$790.2	$702.3	$564.4	$2,730.7	$661.4	$692.0
OPERATING COSTS AND EXPENSES
Cost of sales	358.4	416.7	427.5	431.7	1,634.3	425.6	463.5
Depreciation, amortization and cost of timber harvested	32.9	31.3	39.2	37.7	141.1	32.9	32.4
Selling and administrative	41.5	40.4	38.1	39.7	159.7	37.6	36.1
(Gain) loss on sale or impairment of long lived assets	12.8	0.2	2.7	5.8	21.5	(0.2)	(0.7)
Other operating credits and charges, net	6.7	2.4	15.5	4.1	28.7	(0.3)	1.4
Total operating costs and expenses	452.3	491.0	523.0	519.0	1,985.3	495.6	532.7

Income from operations	221.5	299.2	179.3	45.4	745.4	165.8	159.3

NON-OPERATING INCOME (EXPENSE)
Foreign currency exchange loss	(0.3)	1.4	1.8	6.8	9.7	(0.6)	(1.4)
Loss on early extinguishment of debt	(40.0)	(1.3)	(0.2)	—	(41.5)	—	—
Interest expense, net of capitalized interest	(20.0)	(15.4)	(14.4)	(15.5)	(65.3)	(15.7)	(15.3)
Investment income	10.3	9.0	11.3	15.0	45.6	15.5	16.9
Total non-operating income (expense)	(50.0)	(6.3)	(1.5)	6.3	(51.5)	(0.8)	0.2

Income before taxes and equity in earnings of unconsolidated affliates	171.5	292.9	177.8	51.7	693.9	165.0	159.5
Provision for income taxes	62.6	105.4	72.8	36.7	277.5	60.3	55.2
Equity in earnings of unconsolidated affliates	(0.5)	(0.7)	(0.6)	(2.0)	(3.8)	(0.7)	(0.1)

Income from continuing operations	109.4	188.2	105.6	17.0	420.2	105.4	104.4

DISCONTINUED OPERATIONS
Income (loss) from discontinued operations before taxes	(4.9)	7.0	4.0	(5.4)	0.7	(6.0)	(6.6)
Income tax benefit	(1.9)	2.7	1.5	(2.1)	0.2	(2.3)	(2.5)
Income (loss) from discontinued operations	(3.0)	4.3	2.5	(3.3)	0.5	(3.7)	(4.1)

Net income	$106.4	$192.5	$108.1	$13.7	$420.7	$101.7	$100.3

Net income per share of common stock (basic):
Income from continuing operations	$1.02	$1.73	$0.97	$0.16	$3.88	$0.95	$0.94
Income (loss) from discontinued operations	(0.03)	0.04	0.02	(0.03)	—	(0.03)	(0.04)
Net Income - per share basic	$0.99	$1.77	$0.99	$0.13	$3.88	$0.92	$0.90

Net income per share of common stock (diluted):
Income from continuing operations	$1.01	$1.71	$0.96	$0.16	$3.84	$0.95	$0.94
Income (loss) from discontinued operations	(0.03)	0.04	0.02	(0.03)	—	(0.04)	(0.04)
Net Income - per share diluted	$0.98	$1.75	$0.98	$0.13	$3.84	$0.91	$0.90

SELECTED SEGMENT DATA

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS) (UNAUDITED)

	2004					2005
	Q1	Q2	Q3	Q4	Total	Q1	Q2
Net sales:
OSB	$456.6	$535.9	$436.3	$320.2	$1,749.0	$416.2	$403.9
Siding	97.5	113.8	115.1	104.3	430.7	95.4	125.2
Engineered Wood Products	79.5	103.6	113.5	102.8	399.4	109.3	120.5
Other	44.0	37.6	41.4	38.6	161.6	42.8	45.6
Less: Intersegment sales	(3.8)	(0.7)	(4.0)	(1.5)	(10.0)	(2.3)	(3.2)
	$673.8	$790.2	$702.3	$564.4	$2,730.7	$661.4	$692.0

Operating profit (loss):
OSB	$253.6	$309.1	$199.1	$67.9	$829.7	$171.3	$146.6
Siding	11.3	16.4	17.2	7.0	51.9	7.0	16.4
Engineered Wood Products	(0.9)	0.7	3.6	3.8	7.2	5.6	12.1
Other	3.5	3.1	3.4	4.7	14.7	5.5	5.2
Other operating credits and charges, net	(6.7)	(2.4)	(15.5)	(4.1)	(28.7)	0.3	(1.4)
Gain (loss) on sale or impairment of long-lived asset	(12.8)	(0.2)	(2.7)	(5.8)	(21.5)	0.2	0.7
General corporate and other expenses, net	(26.0)	(26.8)	(25.2)	(26.1)	(104.1)	(23.4)	(20.2)
Foreign currency exchange gain (loss)	(0.3)	1.4	1.8	6.8	9.7	(0.6)	(1.4)
Loss on early debt extinguishment	(40.0)	(1.3)	(0.2)	—	(41.5)	—	—
Investment income (interest expense), net	(9.7)	(6.4)	(3.1)	(0.5)	(19.7)	(0.2)	1.6
	172.0	293.6	178.4	53.7	697.7	165.7	159.6
Provision for income taxes	62.6	105.4	72.8	36.7	277.5	60.3	55.2
Income from continuing operations	$109.4	$188.2	$105.6	$17.0	$420.2	$105.4	$104.4